Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
April 25, 2014	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2014

FIRST QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter results for 2014, reporting net income of $36.1 million for the quarter compared with net income of $53.3 million for the first quarter of 2013. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending March 31, 2014, next month.

The Bank’s board of directors also declared a dividend equal to an annual yield of 1.49 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2014 plus 125 basis points. The dividend, based on average stock outstanding for the first quarter of 2014, will be paid on May 2, 2014. In declaring the dividend, the board stated that it anticipates that it will declare cash dividends through 2014 generally consistent with this dividend, although a quarterly loss or a significant adverse event or trend would cause a dividend to be suspended.

“We are encouraged that advances grew again this quarter, as members used our funding to meet their liquidity needs as well as the credit needs of their communities,” said President and CEO Edward A. Hjerpe III. “Quarterly earnings declined, partly due to an expected decrease in prepayment fees and the impact of continued low interest rates. Our strengthened balance sheet and steady growth of retained earnings enables us to repurchase an additional $500 million of excess stock and pay an attractive dividend next week.”

First Quarter 2014 Operating Highlights

Net income for the quarter ending March 31, 2014, was $36.1 million, compared with net income of $53.3 million for the same period in 2013. These results led to a $4.4 million contribution to the Bank’s Affordable Housing Program for the quarter. The net income for the quarter was impacted by a $12.0 million decrease in net prepayment fees from investments and advances(1).

Net interest income after provision for credit losses for the quarter ending March 31, 2014, was $54.9 million, compared with $77.4 million for the same period in 2013. Contributing to the $22.5 million decrease in net interest income after provision for credit losses was a decrease in net prepayment fees of $12.0 million, from $14.6 million in 2013 to $2.7 million in 2014, as well as a narrowing of the spread between interest earned on assets and interest paid on liabilities. Partially offsetting these decreases to net interest income after provision for credit losses was an increase in interest income resulting from an increase in average earning assets, which increased $9.1 billion from $38.6 billion for 2013, to $47.7 billion for 2014. The increase in average earning assets was driven by a $7.6 billion increase in average advances balances and a $1.7 billion increase in average investments balances. Growth in these asset categories was concentrated in low-margin, short-term maturities.

Additionally, $8.7 million of the Bank’s interest income for the quarter ended March 31, 2014, was from the accretion of discount on securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This represents an increase of $5.8 million from $2.9 million recorded in the first quarter of 2013.

Net interest spread was 0.41 percent for the quarter ended March 31, 2014, a 28 basis point decrease from the same period in 2013, and net interest margin was 0.46 percent, a 34 basis point decrease from the same period in 2013. The decrease in net interest spread reflects a 53 basis point decrease in the average yield on earning assets and a 25 basis point decrease in the average yield on interest-bearing liabilities. Approximately half of the decline in net interest spread is attributable to the decline of prepayment fees and the remainder is attributable to a narrowing of the spread between interest earned on assets and interest paid on liabilities. The Bank had expected this compression in net interest margin and net interest spread due to the prolonged low interest-rate environment and the gradual replacement of higher-yielding assets with lower-yielding, short-term assets, and expects such compression to continue.

Credit-related other-than-temporary impairment charges on certain private-label mortgage-backed securities were $458,000 for the first quarter of 2014, compared with $421,000 recorded for such charges in the first quarter of 2013. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $87.3 million at March 31, 2014.

March 31, 2014 Balance-Sheet Highlights

Total assets increased 12.1 percent to $50.1 billion at March 31, 2014, up from $44.6 billion at year-end 2013. During the quarter ended March 31, 2014, investments increased by $3.9 billion, or 30.0 percent, and advances increased $2.2 billion, or 7.9 percent, to $29.7 billion, compared with $27.5 billion at year-end 2013. The increase of advances in the first quarter of 2014 was concentrated primarily in short-term advances. We cannot predict whether this trend will continue.

Total investments were $16.9 billion at March 31, 2014, an increase of $3.9 billion, or 30.0 percent, compared with $13.0 billion at December 31, 2013. Short-term money market investments increased by $4.1 billion and MBS increased by $470.1 million, offset by a $671.2 million decrease in agency and supranational institutions’ debentures. The par value of private-label MBS was $1.9 billion at March 31, 2014, a drop of $49.0 million from December 31, 2013, while the carrying value of private-label MBS was $1.1 billion at March 31, 2014, a decline of $22.6 million from December 31, 2013.

Investments in mortgage loans totaled $3.3 billion at March 31, 2014, a decrease of $20.5 million from year-end 2013. The Bank cannot predict whether this portfolio will change significantly in 2014, based on continued uncertainty about the mortgage loan market and unknown legislative and regulatory developments.

GAAP capital at March 31, 2014, was $2.9 billion, an increase of $70.7 million from $2.8 billion at year-end 2013. Capital stock increased by $32.4 million. Restricted retained earnings totaled $114.0 million at March 31, 2014, while total retained earnings at March 31, 2014, grew to $815.6 million, an increase of

$26.8 million from December 31, 2013. Accumulated other comprehensive loss totaled $470.0 million at March 31, 2014, a decrease of $11.5 million from December 31, 2013.

The Bank was in compliance with all regulatory capital ratios as well as internal capital requirements at March 31, 2014, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank’s financial information at December 31, 2013.(3)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 440 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Federal Home Loan Bank of Boston

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	3/31/2014	12/31/2013	3/31/2013
ASSETS
Advances	$29,699,600	$27,516,678	$19,900,367
Investments (4)	16,878,224	12,981,340	13,028,738
Mortgage loans held for portfolio, net	3,347,987	3,368,476	3,504,394
Other assets	135,432	771,582	501,426
Total assets	$50,061,243	$44,638,076	$36,934,925

LIABILITIES
Consolidated obligations, net	$44,725,807	$39,526,687	$31,703,190
Deposits	522,003	517,565	662,625
Mandatorily redeemable capital stock	977,685	977,348	190,889
Other liabilities	927,289	778,731	1,005,891

CAPITAL
Class B capital stock	2,562,857	2,530,471	3,202,211
Retained earnings - unrestricted	701,567	681,978	562,671
Retained earnings - restricted (5)	114,026	106,812	75,018
Total retained earnings	815,593	788,790	637,689
Accumulated other comprehensive loss	(469,991)	(481,516)	(467,570)
Total capital	2,908,459	2,837,745	3,372,330
Total liabilities and capital	$50,061,243	$44,638,076	$36,934,925

Total regulatory capital-to-assets ratio	8.7%	9.6%	10.9%
Ratio of market value of equity (MVE) to par value of capital stock (6)	119.8%	119.4%	111.9%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2014	12/31/2013	3/31/2013

Total interest income	$136,701	$141,031	$160,577
Total interest expense	82,132	80,637	84,229
Net interest income	54,569	60,394	76,348
Net interest income after provision for credit losses	54,891	60,154	77,435
Net other-than-temporary impairment losses on investment securities recognized in income	(458)	(223)	(421)
Litigation settlements	4,310	52,493	—
Other (loss) income	(1,318)	855	(2,276)
Operating expense	14,860	16,154	12,996
Other expense	2,094	1,934	2,459
AHP assessment	4,406	9,886	5,949
Net income	$36,065	$85,305	$53,334

Performance Ratios: (7)
Return on average assets	0.31%	0.84%	0.56%
Return on average equity (8)	5.10%	12.39%	6.10%
Net interest spread	0.41%	0.52%	0.69%
Net interest margin	0.46%	0.59%	0.80%

(1)         Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers’ decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)         Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security’s expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)         For additional information on the Bank’s capital requirements, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 24, 2014 (the 2013 Annual Report).

(4)         Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)         The Bank’s capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2013 Annual Report.

(6)         MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2013 Annual Report.

(7)         Yields for quarterly periods are annualized.

(8)         Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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